ROSS MILLER
Secretary of State
204 North Carson Street, Ste 1
Carson City, Nevada 89701-4299
(775) 684 5708
Website: www.nvsos.gov

Filed in the office of	Document Number
	20090387777-60
Ross Miller	Filing Date and Time
Secretary of State	05/04/2009 1:15 PM
State of Nevada	Entity Number
	E0236642007-1

Certificate of Amendment

(PURSUANT TO NRS 78.385 AND 78.390)

ABOVE SPACE IS FOR OFFICE USE ONLY

Certificate of Amendment to Articles of Incorporation For Nevada Profit Corporations

(Pursuant to NRS 78.385 and 78.390 - After Issuance of Stock)

1. Name of corporation:

Onyx China Inc.

2. The articles have been amended as follows: (provide article numbers, if available)

Article 1 - Name of Corporation: Lux Energy Corp.

Article 3 - Shares:

The number of shares with par value shall be increased to 250,000,000, with no change in par value.

Effective as of May 21, 2009 (the "Effective Date"), all issued and outstanding shares of common stock of the Corporation automatically shall be increased at a rate of five-for-one (the "Forward Split") without the necessity of any further action on the part of the holders thereof or the Corporation, provided, however, that the Corporation shall, through its transfer agent, exchange certificates representing Common Stock outstanding immediately prior to the Effective Date of the Forward Split (the "Existing Common") into new certificates representing the appropriate number of shares of Common Stock resulting from the increase ("New Common").

3. The vote by which the stockholders holding shares in the corporation entitling them to exercise a least a majority of the voting power, or such greater proportion of the voting power as may be required in the case of a vote by classes or series, or as may be required by the provisions of the articles of incorporation* have voted in favor of the amendment is: 59.4%

4. Effective date of filing: (optional) May 21, 2009

(must not be later than 90 days after the certificate is filed)

5. Signature: (required)

X

Signature of Officer

*If any proposed amendment would alter or change any preference or any relative or other right given to any class or series of outstanding shares, then the amendment must be approved by the vote, in addition to the affirmative vote otherwise required, of the holders of shares representing a majority of the voting power of each class or series affected by the amendment regardless to limitations or restrictions on the voting power thereof.

IMPORTANT: Failure to include any of the above information and submit with the proper fees may cause this filing to be rejected.

This form must be accompanied by appropriate fees.